Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (No. 333-169050) on Form S-8 of Envestnet, Inc., of our report dated February 27, 2012, relating to our audit of the financial statements of FundQuest, Incorporated as of and for the nine month period ended September 30, 2011 included in the Current Report on Form 8-K/A.

/s/ McGladrey & Pullen LLP

February 27, 2012